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                                                                      EXHIBIT 18


HomePlace of America, Inc.
3200 Pottery Drive
Myrtle Beach, South Carolina 29579

July 24, 2000

Re:  Form 10/A pursuant to Section 12(g) of the Exchange Act

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of February 27, 2000, the Company changed from the retail method of accounting for inventories to the weighted average cost method. According to the management of the Company, this change was made upon the recent implementation of new computer software that enables the Company to better track costs and movements of items on a perpetual basis.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements for any period subsequent to February 26, 2000. Further, we have not examined and do not express any opinion with respect to your financial statements as of and for the three months ended May 27, 2000.

Very truly yours,

ARTHUR ANDERSEN LLP